Transcript of
Winthrop Realty Trust (FUR)
Q1 Earnings Conference Call
May 8, 2008

MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the Winthrop Realty Trust First Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. A question-and-answer session will follow management’s formal presentation. [Operator Instructions]. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Ms. Beverly Bergman, Vice President and Director of Investor Relations for Winthrop Realty Trust. Thank you Ms. Bergman you may begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you Claudia, and good afternoon everyone. Welcome to the Winthrop Realty Trust conference call to discuss our first quarter 2008 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Peter Braverman, President; Thomas Staples, Chief Financial Officer; and other members of the management team.

A press release was distributed this morning May 8th, and will be furnished on a Form 8-K with the SEC. If you did not receive a copy, these documents are available on Winthrop’s website at www.winthropreit.com in the Investor Relations section. Additionally we are hosting a live webcast of today’s call, which you can access in the site’s News and Events section.

At this time management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time to time in Winthrop’s filings with the SEC. Winthrop does not undertake a duty to update any forward-looking statements. Please note that in the press release, Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with the Reg G requirements. This can be found on page 5 of the press release.

I would now like to turn the call over to Michael Ashner for his opening remarks. Please go ahead, Michael.

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly. Good afternoon, everyone and thank you for joining us on today’s conference call. By now you should have all received the copy of our earnings press release. As you can see, we had a very productive first quarter reflected in the significant steps taken with respect to repositioning our business platforms and substantially increase our liquidity. As a result, we believe we are well positioned to effectively manage the potential risks inherent in this environment, while capitalizing on opportunities that are likely to occur.

Initially I would like to touch on our outlook for real estate markets and where we have identified potential opportunities. I will also address our strategy, including specific steps we’ve taken to protect the company against current market risks. Following, Tom and Peter will review our financial and operating results in greater detail, as well as highlight our achievements during both the first quarter and more recently.

You may recall from our last conference call that we do not anticipate seeing a return to more stable market conditions in 2008. We continue to hold this assessment. I think that we all can agree that real estate is undergoing a protracted liquidity crisis that will negatively impact the availability and affordability of debt and equity capital for at least the near term. Since real estate values are closely aligned with the availability and cost of capital, we believe that the resulting increase to their cost will ultimately cause a decline in real estate pricing.

Further, any reduction in macro economic growth should reduce user demand for real estate assets, exacerbating the downward pressure on real estate values. Having said that, management has substantial experience with a number of previous real estate downturns. While each downturn is unique, our exposure and experience has provided us with certain operating and investment guidelines which we intend to adhere to throughout the remainder of this cycle. It is our view that these corrective cycles often create the most significant opportunities for extraordinary risk adjusted returns. We intend to identify and capitalize on these opportunities.

First and foremost, a conservative and consistent approach to the selection of asset classes in which to invest is key. By choice, we limit ourselves to a narrowly defined group, which includes conventional multi-family housing, retail, no malls, warehouse and office assets. We avoid any condominium, single-family, raw land, specialty, developmental, transformational, manufacturing, or unconventional real estate investments. In short, we invest only in bread and butter income producing real estate equity and debt opportunities where we have a history of experience.

Secondly, we will focus our investing in higher quality, major metropolitan assets. Given the falling value of real estate assets, the time is opportune to acquire higher quality assets in major markets. These assets have historically experienced a quicker recovery in value and therefore will represent the soundest investment given current market conditions. Operationally, we are pleased with the performance of our assets. Our wholly owned commercial properties are currently 96.4% leased and all properties are meeting our current expectations.

Third, we will continue to invest our equity capital through our joint venture platforms including the Sealy and Marc Realty platforms as well as new joint ventures as a means of diversifying opportunities and maximizing returns on capital. Our current joint venture initiatives are executing well. Our partnership with Marc Realty which focuses on acquiring and repositioning under-performing office buildings provides a current yield of 7.65% on investment and with respect to sales of these properties, has consistently provided double-digit returns on our investments. The properties in our Marc Realty portfolio are presently 81% leased as expected. The two Sealy joint ventures finished the first quarter with a 91% leased and are providing positive cash flow and accretive investment returns.

As I observed last quarter the non-availability of mortgage debt has begun to create significant investment opportunities within the debt markets. We intend to exploit these opportunities in the future. At March 31, 2008, both Winthrop Realty Trust and Lexington had each had invested $162.5 million in its Concord platform. Concord continues to execute within our expectations. During the first quarter, the portfolio generated net income of approximately $8.1 million compared with $3.5 million last year. This 131% increased improvement was principally due to the increased level of investments in the platform. Together with Lexington, we’ve grown this portfolio from $610 million to approximately $1.1 billion in loan assets. In each case, the loan’s acquired and originated are consistent with the investment criteria we applied to equity investments. At this time, Concord has no non-performing bonds or loans in this portfolio.

In our effort to increase our liquidity for new investments within Winthrop, we recently disposed of our 3.5 million share position in Lexington Realty Trust for a net sales price of $53 million. We elected to the dispose of the Lexington shares as we have received as of the end of 2007, a special dividend which had boosted the yield to approximately 25% return on invested equity and our Board felt that ongoing forward basis we could earn a greater total return on this capital. We also commenced a rights offering for all holders of record on April 11th of our common and preferred shares, enabling shareholders to acquire an additional 8.8 million common shares at a price of $4.27 per share.

While Tom and Peter will discuss this further, we expect the offering to be fully subscribed, resulting in net proceeds to the company of approximately $37 million. Management is committed to purchase a minimum of 1.1 million shares and a maximum of 4 million shares. Further, within the Concord platform, we recently sold a $44 million interest in the most senior level mezzanine loan secured by a portfolio of four office buildings in New York City owned by an entity that is affiliated with Harry Macklowe. Concord sold the note at par together with all accrued and unpaid interest and late charges to a non-affiliated third party. As a result of these actions, we expect that Winthrop will have in excess of $130 million in cash available for investment, exclusive of its $70 million unused credit facility.

Lastly and inclusive of extension rights, the secured debt of our wholly owned assets has no debt maturing in 2008, approximately $9.5 million or 4% of the total outstanding debt maturing in 2009, and the balance of $226.4 million or 96% of our total debt maturing in 2011 or later.

As to Concord, 47% of the platform’s debt obligations will mature in December 2016 and 43% have been extended to mature in March of 2011. The remaining 10% or $77.2 million has a maturity of less than one year. Moreover we recently obtained for Concord a $100 million three-year term revolver with which to finance new investments as well as existing investments. As a result of these actions that we have taken during the past several months, we believe Winthrop is well positioned to capitalize on investment opportunities and to manage the potential risk that may arise within this challenging environment.

With that, I will turn the call over to our CFO Tom Staples to review our financial results. Tom?

Thomas Staples, Chief Financial Officer

Thanks, Michael. Good afternoon everyone. I’ll briefly provide an overview of our financial results for the first quarter as well as highlights from each of our business segments. For the quarter ended March 31, 2008 we reported net income of $6.3 million or $0.09 per share, as compared with net income of $8.7 million or $0.12 per share for the first quarter ended March 31, 2007. This change was primarily due to a decrease in net income from our loan assets and loan securities business segment. So, for the first quarter 2008 total gross revenue was approximately $11.2 million, compared with approximately $14 million for the year-ago quarter. First quarter 2008 gross revenue consisted of rents and reimbursements of approximately $10.7 million, compared with $9.5 million for the first quarter of 2007 and interest in dividends of approximately $533,000, compared with $4.4 million for the prior period.

Total cash from operating activities was $11.3 million for the first quarter of 2008, compared to $9.7 million for the first quarter of 2007. Total FFO for the first quarter 2008 was $11 million or $0.12 per share, compared with $12.8 million or $0.15 per share for the first quarter of 2007. Net operating income from our operating properties decreased slightly by $161,000 to $7.6 million for the three months ended March 31, 2008, compared to 7.8 million for the three months ended March 31, 2007. Revenue from our loan assets and loan securities decreased by 3.6 million to 7.4 million for the three months ended March 31, 2008 from 11 million for the three months ended March 31, 2007. This decrease was primarily due to changes in earnings from our preferred equity investment in the Marc Realty properties, which decreased by approximately $3.9 million to $2.3 million for the three months ended March 31, 2008, compared to $6.2 million for the three months ended March 31, 2007. This decrease was a result of the impact of individual property sales in each quarter.

In 2008, we received an equity distribution from sales of approximately $959,000, as compared with an equity distribution from sales of approximately $4.8 million received in 2007. During the first quarter, earnings from our equity investment in Concord increased by approximately $2.2 million to $4 million compared with $1.8 million for the first quarter of 2007. This increase is due primarily to an increase in net interest earnings of approximately $4.7 million to $9.2 million for the three months ended March 31, 2008 compared with $4.5 million for the three months ended March 31, 2007 as a result of the significant investment activity during the first nine months of 2007.

This increase was partially offset by a $5.4 million impairment charge taken during the three months ended March 31, 2008. Additionally during the first quarter of 2008, Concord recognized a $5.2 million gain on the extinguishment of debt related to the acquisition by Concord of two classes of securities issued by CDO-1 with a face value of $10 million for $4.8 million. That is, $10 million of CDO-1 debt was effectively satisfied for $4.8 million.

The impairment charge represents a write down of Concord’s cost basis of its loan securities to their estimated fair values at March 31, 2008. In accordance with U.S. GAAP as defined by the FASB Statement 115, Concord realized losses on the other-than-temporary impairments of these securities even though such securities are performing in accordance with their terms.

Income from investments in REIT equity interests increased by $557,000 to $2.1 million for the three months ended March 31, 2008, from $1.6 million for the three months ended March 31, 2007. The increase was primarily due to an increase in gain on sale of Real Estate Securities of $1.8 million. The increase in the gain on sale of Real Estate Securities consisted primarily of a $2 million gain from the sale in 2008 of the shares held in Lexington compared with $243,000 from the sale of stock in 2007.

This gain was partially offset by a decrease in dividend income of 1.3 million and $100,000 impairment loss on securities available for sale recognized in March 2008. At March 2008 we held REIT equity interests that we acquired for an aggregate of 11.4 million compared to 71.4 million at December 31, 2007. This change was due to the sale of our shares in Lexington.

Turning to liquidity at March 31, 2008 the company had increased its cash and cash equivalents to approximately $98.1 million from $36.7 million at the end of 2007. Additionally Winthrop has a $70 million available line-of-credit with KeyBank. In 2008, we issued approximately 322,000 common shares for a gross sales price of approximately $1.6 million pursuant to our dividend reinvestment and stock purchase plan. In the future, we may raise additional funds through other debt financings and equity offerings.

Further as Peter will discuss shortly, the company anticipates raising approximately $37 million in its right offering scheduled to expire May 12, 2008. The company’s Board of Trustees declared a regular quarterly cash dividend of $0.065 per common share during the first quarter of 2008, which was paid on April 15, 2008. The company currently pays an annualized dividend of $0.26 per share excluding any special dividends.

With that, I will turn the call over to Peter Braverman. Peter?

Peter Braverman, President

Thank you, Tom. Hello, everyone. I would like to highlight additional key achievements during the first quarter and recent weeks. During the quarter, we sold all of our mortgage-backed securities available for sale resulting in a gain on the sale of $454,000 and the repayment of the then outstanding balance of the repurchase agreements, which these securities had pledged as collateral.

Turning to operational highlights. During the quarter, one of the properties in the Marc Realty portfolio, 999 East Touhy in Chicago,  in which Winthrop held a 7.65% convertible mezzanine loan and an equity interest was sold to an unaffiliated third-party resulting in Winthrop receiving $1.7 million exclusive of interest on our original investment of $736,000. As a result, the company realized a 33% return on this investment.

On our 180 North Michigan, Chicago property, also in the Marc Realty portfolio, we satisfied its first mortgage bridge loan to Winthrop in the amount of $17.5 million.  Winthrop subsequently reinvested $3.9 million in this property in the form of an 8.5% convertible mezzanine loan and continues to hold an equity interest in the property.

Lastly, the 600 West Jackson Street property in Chicago also within the Marc Realty portfolio is subject to an installment sales contract, pursuant to which the property is to be transferred for a purchase price of $14.5 million subject to closing adjustments, with closing expected no later than July 31, 2008. Winthrop expects to receive $2.8 million on its original $2.2 million investment, exclusive of 7.65% interest that is being paid currently.

At March 31, 2008, our portfolio encompassed approximately 9.3 million square feet of space including properties in the Marc Realty and Sealy portfolios and 230 rental units at a multi-family asset. The Marc Realty portfolio consisted of 2 participating second mortgages, 18 convertible mezzanine loans together with equity investment in each mezzanine borrower in the aggregate amount of approximately $54.9 million.

Turning to Concord and as Michael communicated, this platform continues to perform within our expectations. As of March 31, the company and Lexington had both contributed $162.5 million to Concord, which in turn had acquired approximately $1.1 billion in assets.

The portfolio generated net income of approximately $8.1 million during the three months ended March 31, 2008 compared to net income of $3.5 million for the three months ended March 31, 2007. The increase in net income is primarily due to increased investments during 2007. Our existing pool of assets is performing as anticipated with no delinquencies across the asset base. Lastly in April, the company commenced its rights offering enabling holders of its common and preferred shares to acquire one of the company’s common shares for each 10 shares held, or which would be held if the Series B-1 Preferred shares were converted by such holder for $4.27 per share.

As a result of entering into the agreement with FUR Investors LLC, an entity owned by the company’s executive officers and Fairholme Capital Management LLC and its affiliates, entities that are affiliated with Bruce Berkowitz, a former trustee of the company, we expect the offering to be fully subscribed resulting in net proceeds of approximately $37 million. That’s it for our first quarter and more recent highlights.

In summary, the first quarter met expectations within a difficult environment. We’ve effectively navigated these current conditions by maintaining high quality real estate platforms and tenant base. We’ve continued to put in place the tools to enhance our platform and our liquidity, while managing potential risks we see ahead. We believe that we are well positioned to continue to capitalize on the opportunities within our Marc Realty and Concord business segments. Lastly and as previously disclosed, the company has a shelf-registration on file with the SEC covering the issuance of up to $256.4 million of additional equity or debt securities.

As Michael communicated, our management team has successfully operated and performed through previous real estate downturns. Given this experience, we remain even more firmly dedicated to an opportunistic and value-oriented real estate investment strategy. We have learned that this is the optimal way to manage our risk and to position ourselves to benefit from opportunities that we identify going forward. With that, we will turn over the call to the operator if we have questions. Operator?

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. Our first question is coming from Brett Reiss with Janney Montgomery Scott . Please state your question.

<Q>: Good afternoon gentlemen and Beverly. Just a broad philosophical question, Warren Buffett at Berkshire Hathaway enjoys the luxury of being able to stand up at the plate and just pass on – all sorts of pitches until he sees an investment that he wants to swing at. Do you have that same luxury with the way -- with the different constituencies and with this $200 million cash kitty that you have for opportunities going forward?

<A – Michael Ashner>: The answer is, this is Michael Ashner. The answer is no and yes. No if someone wants to see immediate investment of money, and increases to earnings and whatever yes because that’s not how we do business.. Capital is very expensive, a lost dollar is never recovered, opportunities come when they come. $200 million is a responsibility and we will take our time and invest it with deliberation. We will not rush out to invest our capital.

<Q>: That’s fine with me. I just -- you are able to do that.

<A – Michael Ashner>: Thank you.

<Q>: Yeah. Thank you.

Operator:  Our next question is coming from Marshall Berol with Malcolm Kissen Association . Please state your question.

<Q>: Yes, somewhat following on to the previous question. Where do you -- where are you seeing opportunities or do you anticipate seeing opportunities? Would it be in the real estate itself, in securitization pieces, in loans of one nature or another?

<A – Michael Ashner>: I guess the answer is what do we see and what do we focus on -- I’m certain there’s lots of opportunities in CMBS securities, we’re not going to pursue that, it’s not our business. We’re not securities traders, it’s too complicated, there is not enough underlying granularity for us to do the due diligence; it’s for other people to make money or lose money in those markets. That’s not a business we pursue. But there’s clearly opportunity, money has been raised through those markets.

Right now I believe in the near term through Q4 and probably into 2009, the opportunities are probably in debt. And I say that because it’s very difficult, I believe, for borrowers who financed at levels in 2006 and 2007 to refinance their existing liabilities. And that’s where I think the opportunities will be, whether it would be in distressed debt or whether it be in maturity debt; both are of equal interest to us and that’s kind of where we’re focusing.

We don’t believe that the opportunities yet exist in real estate equity securities, although we think that may come later on, but we don’t really see that there is any rush to buy for us opportunistically to invest in real estate equity securities. I think lastly, with respect to real estate assets themselves, capitalization rates -- what buyers want to pay and what sellers want to take have not narrowed to the point that you can make a deal. So I believe however that as prices decline going into Q1 of 2009, Q2 2009 you’ll see us more interested in direct real estate investing.

<Q>: Fine that’s very helpful and appreciated. Thank you.

Operator:  Your next question is coming from Raymond Howe with Comprehensive Financial Planning. Please state your question.

<Q>: Hi. Good afternoon. Could you elaborate a little bit on the performance of Concord during the first quarter. I guess more specifically the debt buy back you mentioned, the write-down which I think roughly the two cancelled each other out and sort of what you’re seeing on the -- or what activity as far as assets acquired in the spreads on those during the quarter? Thanks.

<A – Michael Ashner>: Hi this is three questions. As I guess -- if I don’t answer them, all the questions you have you let me know. With respect to CDO buyback, a wise man once told me that when you can buy your debt back cheap buy it, because you understand your debt better than anybody else’s. So if someone offers us our debt at about $0.55 per to a $1 we buy it, better than $0.55 to the $1 so we bought it. And we wouldn’t buy it $0.90 because we can find better investments but at $0.55 to the $1 it made some sense.

<Q>: I agree.

<A – Michael Ashner>: Secondly, with respect to the marks that we’ve taken it goes to the lesson in bonds, you buy a bond there’s not -- you buy a bond on Monday from a lender, he puts it on a line that he gives you on Tuesday and then if he needs money he marks it on Wednesday. So we have no non-performing bonds. We have taken marks. Our decision is, we’re not going to buy any more bonds, that’s just it. It’s a very limited buyer and seller market and we are just not going to do it anymore, that’s it. There is nothing more I can add to it. We have no non-performing, but it is what it is.

With respect to our investment in Concord, I have to say that I have been -- our team has been very, very cautious and the problem is that when you have such a dislocation of markets before you rush in to buy, if you make an investment, you need to get some sense of pricing. And in essence what we’ve been doing for the first four months is bidding on lots of debt which is otherwise suitable at very aggressive prices. To find out what it is we can buy this at.

If you bid it at 10 -- if your first bid goes out on a deal of 10, the guy says yes, you’re going to feel uncomfortable. Maybe you should have bid it at 12. So we bid very aggressively north of 12% on almost unlevered yields on almost everything that we’ve looked at to find out what the market tolerance is so that we get the maximum yields on our very, very dear capital. So we’ve gone slowly but we probably will be increasing the level -- the pace of our acquisitions in the second certainly in the third quarter of this year.

<Q>: Is that primarily whole loans or more in the B notes and mezzanine paper?

<A – Michael Ashner>: More on the B notes and the mezzanines, we wouldn’t have bid whole loans but we’ve been focusing more in B notes and mezzanine.

<Q>: Great. Thank you.

Operator:  [Operator Instructions].

Michael L. Ashner, Chairman and Chief Executive Officer

Well there appears to be no more questions. Parenthetically, I would like to add another operational factor. Winthrop has recently employed my son, Sam Ashner, who I am sure was not listening in on this call because he claims he is excessively over burdened with work and we welcome him aboard. Again I would like to thank everyone for joining us this afternoon.

There’s a question. I’m sorry, there is a question.

Operator:  No, sir we have no further questions.

Michael L. Ashner, Chairman and Chief Executive Officer

Okay. Again I’d like to thank everyone for joining us this afternoon. We appreciate your continued participation and support.  As always we welcome your input and questions concerning the company’s business. You’re free to contact me or ask any questions at any time. Our phone numbers are listed. I’ll also look forward to seeing many of you or any of you or some of you at our Annual Meeting, which will be held at the office of Katten Muchin Rosenman in New York City on Wednesday, May 21, 2008 at 11:00 AM. If you need or desire additional information about us, please contact Bev Bergman at our offices. You can also find additional information about us in our website at www.winthropreit.com. In addition, please feel free to contact anyone of my staff at any time. Have a good afternoon.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.